EXHIBIT 99.3
                                                          CONFORMED COPY

                        STOCKHOLDER AGREEMENT dated as of July 21, 1998,
                    among JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), LIB ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub") and the parties listed on Schedule A attached hereto (the "Stockholders").

                  WHEREAS Parent, Sub and DePuy, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented in accordance with this Agreement, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Sub for all the outstanding shares of common stock, par value $.01 per share, of the Company ("Company Common Stock") and (ii) for the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

                  WHEREAS each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A attached hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by the Stockholders after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement.

                  NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1. Purchase and Sale of Shares. (a) The Stockholders hereby jointly and severally agree to sell to Sub, and Sub hereby agrees to purchase, all Subject Shares of such Stockholders at a price equal to the Offer Price; provided that such obligation to sell and such obligation to purchase are subject to Sub having accepted shares of Company Common Stock for payment under the Offer in accordance with Section 1.01 of the Merger Agreement. Each Stockholder may tender its Subject Shares into the Offer and Sub may direct that each Stockholder tender its Subject Shares. Any Subject Shares not purchased in the Offer will be purchased by Sub immediately following the purchase of shares of Company Common Stock in the Offer. Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or under any provision of state, local or foreign tax law; provided, however, that Sub shall promptly pay any amounts deducted and withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall promptly provide to the Stockholders proof of such payment and a copy of all such tax returns and reports.

                  (b) The Stockholders shall not be required to tender their Subject Shares in the event of any amendment to the Merger Agreement that creates any additional Offer Condition, reduces the Offer Price or otherwise adversely affects the Stockholders without the prior written approval of the Stockholders.

                  2. Representations and Warranties of the Stockholders. The Stockholders hereby jointly and severally represent and warrant to Parent and Sub as follows:

                    (a) Authority. Each Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each Stockholder. This Agreement has been duly executed and delivered by each Stockholder and constitutes a valid and binding obligation of each Stockholder enforceable against each such Stockholder in accordance with its terms. Except for the expiration or termination of the applicable waiting periods under the Merger Control Laws (as defined below) and required filings with the Securities and Exchange Commission, the execution and delivery of this Agreement do not, and the consummation by Stockholders of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to any Stockholder or to the property or assets of any Stockholder, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Stockholder or any of the properties or assets of any Stockholder, including the Subject Shares. "Merger Control Laws" means (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and
         (ii) Council Regulation (EEC) No. 4064/89 of 21 December 1989 and (iii) all amendments of, and all other applicable bills, acts, decrees, regulations or ordinances relating to, the foregoing legislative acts.

                    (b) Capitalization. At the close of business on July 20, 1998, the Stockholders were the record and beneficial owners of 83,000,000 Shares.

                    (c) The Subject Shares. Each Stockholder is the record and beneficial owner of, and has good and valid title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances, security interests, options, charges and restrictions of any kind (other than restrictions pursuant to applicable securities laws). Each Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule A attached hereto. Each Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

                    (d) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Stockholders.

                 3. Representation and Warranty of Parent and Sub. Parent and Sub hereby jointly and severally represent and warrant to the Stockholders as follows:

                  (a) Authority. Parent and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms. Except for the expiration or termination of the applicable waiting periods under the Merger Control Laws and required filings with the Securities and Exchange Commission, the execution and delivery of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or to the property or assets of Parent or Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Sub or any of the properties or assets of Parent or Sub.

                  (b) Securities Act. The Subject Shares will be acquired in compliance with, and Sub will not offer to sell or otherwise dispose of any Shares so acquired by it in violation of the registration requirements of, the Securities Act of 1933, as amended.

                  (c) Financing. Sub has, or will have at the time that any payment is required to be made to any Stockholder hereunder, the funds necessary to make such payment to such Stockholder.

                  (d) Brokers. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                 4. Covenants of Stockholders. The Stockholders jointly and severally agree as follows:

                  (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholders shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; provided that no amendment to the Merger Agreement will be made that creates additional Offer Conditions, reduces the Offer Price or otherwise adversely affects the Stockholders without the prior approval of the Stockholders.

                  (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholders' votes, consents or other approvals are sought, the Stockholders shall vote (or cause to be voted) the Subject Shares against (i) any Takeover Proposal (as such term is defined in Section
         6.02 of the Merger Agreement) and (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock. The Stockholders further agree not to enter into any agreement inconsistent with the foregoing.

                  (c) The Stockholders shall not (i) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger or otherwise to Sub in accordance with Section 1 or (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares in connection with, directly or indirectly, any Takeover Proposal. The Stockholders shall not commit or agree to take any of the foregoing actions.

                  (d) The Stockholders shall not, and shall use their reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of any such Stockholder not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal.

                 5.  Grant of Irrevocable Proxy;  Appointment of Proxy.
(a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and James R. Utaski and Peter S. Galloway, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares against (i) any Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws, or other proposal or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent, delay or nullify the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

                  (b) Each Stockholder represents that any proxies heretofore given in respect of such Stockholder's Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

                  (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder in accordance with this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL"). Such irrevocable proxy shall be valid until the earlier to occur of (i) eleven months from the date hereof or (ii) the termination of this Agreement pursuant to Section 9.

                  (d) Any action taken by Parent pursuant to the proxy granted under Section 5(a)(ii) shall provide that the Stockholders may revoke such action effective upon termination of the Merger Agreement.

                 6. Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts (as described in Section 7.03(a) of the Merger Agreement) to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, and the other transactions contemplated by this Agreement and the Merger Agreement.

                 7. Certain Events. (a) Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder's administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

                  (b) Each Stockholder agrees that it will deliver to the Company, within 10 business days after the date hereof (or, in the event Subject Shares are acquired subsequent to the date hereof within 10 business days after the date of such acquisition), any and all certificates representing such Stockholder's Subject Shares solely for the purpose of the Company inscribing upon such certificates the legend in accordance with Section 7.13 of the Merger Agreement.

                 8. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that
(i) Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any U.S. subsidiary of Parent that may be substituted for Sub as contemplated by Section 2.01 of the Merger Agreement, and (ii) Parent may assign, in its sole discretion, any and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided that Parent will remain liable for its obligations hereunder in the event of any assignment pursuant to this clause (ii). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 9. Termination. (a) This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms. Notwithstanding the foregoing, Sections 8, 9 and 10 shall survive any termination of this Agreement.

                  (b) Notwithstanding Section 9(a) above, Stockholders may terminate this Agreement in the event the Company has the right to terminate the Merger Agreement pursuant to Section 9.01(b) thereof.

                10.  General Provisions.

                  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                  (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to Parent and Sub in accordance with Section 10.02 of the Merger Agreement and to the Stockholders at their respective addresses or telecopier numbers set forth on Schedule A attached hereto (or at such other address or telecopier number for a party as shall be specified by like notice).

                  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

                  (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

                  (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein)
         (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                11. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                12. Public Announcements. Parent and Sub, on the one hand, and the Stockholders, on the other hand, will consult with each other before issuing, and provide each other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, including the Offer and the Merger, and shall not issue, or permit any of their respective subsidiaries to issue, any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, in which case the party making such release will use reasonable efforts to obtain comments from the other party before issuance of such release or statement.

                13. Indemnification. Parent agrees to indemnify and hold harmless each Stockholder from all liability for taxes, costs and other expenses incurred by any Stockholder or any affiliate of any Stockholder (other than the Company or any of its foreign or domestic subsidiaries) solely as a result of Parent's exercise of its right to purchase the Company's foreign subsidiaries prior to the closing of the Offer pursuant to Section 7.14 of the Merger Agreement, to the extent such taxes, costs or other expenses are in excess of the taxes, costs or other expenses that would have been incurred by such Stockholder or such affiliate of such Stockholder (other than the Company or any of its foreign or domestic subsidiaries) if Parent had not exercised such right prior to closing of the Offer.

                  IN WITNESS WHEREOF, Parent, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                   JOHNSON & JOHNSON,

                                   By: /s/ James R. Utaski
                                       ------------------------------------
                                       Name:  James R. Utaski
                                       Title: Vice President


                                   LIB ACQUISITION CORP.,

                                   By: /s/ James R. Hilton
                                       ------------------------------------
                                       Name:  James R. Hilton
                                       Title: Vice President


                                   CORANGE LIMITED,

                                   By: /s/ John R. Talbot
                                       ------------------------------------
                                       Name:  John R. Talbot
                                       Title: Director


                                   CORANGE INTERNATIONAL LIMITED,

                                   By: /s/ John R. Talbot
                                       ------------------------------------
                                       Name:  John R. Talbot
                                       Title: Director


                                   CORANGE INTERNATIONAL HOLDING B.V.,

                                   By: /s/ W. J. VAN DER HOEK
                                       ------------------------------------
                                       Name:  W. J. van der Hoek
                                       Title: Directo


                                   PHARMINVEST S.A.,

                                   By: /s/ JURGEN FRIEDRICH
                                       ------------------------------------
                                       Name:  Jurgen Friedrich
                                       Title: President & GM



                                   SCHEDULE A

                                                             Number of Shares
          Name, Address                                     of Company Common
          and Telecopier                                      Stock Owned of
      Number of Stockholder                                       Record
      ---------------------                                 ------------------

Corange Limited                                                  3,168,745
Corner House, Church and Parliament
  Streets
Hamilton HM 12, Bermuda
Attention: President
Tel: ++1 441 295 33 91
Fax: ++1 441 295 41 65

Corange International Limited                                     528,247
Corner House, Church and Parliament
  Streets
Hamilton HM 12, Bermuda
Attention: President
Tel: ++1 441 295 33 91
Fax: ++1 441 295 41 65

Corange International Holding B.V.                               13,272,193
c/o Roche Nederland B.V.
Nijverheidsweg 38
NL-3641 AA Mijdrecht The Netherlands
Attention: General Manager
Tel: ++31 297 29 12 22
Fax: ++31 297 28 31 58

Pharminvest S.A.                                                 66,030,815
145 Rue de Treves
L-2630 Luxembourg, Luxembourg
Attention: President
Tel: ++352 42 2020-1
Fax: ++352 43 10 01